Exhibit 99.1
Masimo Reports Third Quarter 2016 Financial Results
Q3 2016 Highlights (compared to Q3 2015):

■	Total revenue, including royalties, rose 9.9% to $167.6 million
■	Product revenue rose 10.8% to $160.3 million
■	Masimo rainbow® revenue rose 5.0% to $18.0 million
■	45,800 SET® and rainbow® SET® oximeters were shipped
■	GAAP net income of $27.8 million, or $0.52 per diluted share versus $19.3 million, or $0.36 per diluted share in the year-ago period
Irvine, California, November 2, 2016 - Masimo (NASDAQ: MASI) today announced its financial results for the third quarter ended October 1, 2016.
Third quarter 2016 product revenues rose 10.8% to $160.3 million, compared to $144.6 million for the third quarter of fiscal year 2015, and total revenue, including royalties, rose 9.9% to $167.6 million, up from $152.6 million for the third quarter of fiscal year 2015.
The company’s worldwide direct product revenue in the third quarter of 2016 rose by 14.3% compared to the same period in 2015 and represented 85.7% of product revenue. OEM sales, which accounted for 14.3% of product revenue, declined by 6.1% to $22.9 million in the third quarter of 2016 compared to the same period in 2015. Revenue from sales of Masimo rainbow® products rose by 5.0% to $18.0 million in the third quarter of 2016, compared to the same period in 2015.
GAAP net income for the third quarter of 2016 was $27.8 million, or $0.52 per diluted share, compared to GAAP net income of $19.3 million, or $0.36 per diluted share, in the third quarter of 2015. Included in the third quarter 2016 earnings per share was $0.05 per diluted share related to the impact of the new stock option gain accounting rule, ASU 2016-09. During the third quarter of 2016, the company shipped approximately 45,800 SET® Pulse Oximeters and rainbow SET™ Pulse CO-Oximeters, excluding handheld units. Masimo estimates its worldwide installed base as of October 1, 2016 to be 1,482,000 units, up 6.6% from 1,390,000 units as of October 3, 2015.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are happy to report third quarter product revenues and earnings per share that exceeded our projections. Product revenues benefited from continued strength in our consumable business and new product sales. We continue to believe that these results are due to both our superior technologies and the increasing awareness of both hospitals and clinicians who recognize that our technologies can both improve patient care and reduce the cost of delivering that care. Because of our strong Q3 results and the increased demand we continue to see for our products, I am happy that we will be able to once again increase our financial guidance for the year.”
As of October 1, 2016, total cash and cash investments were $126.0 million compared to $132.3 million as of January 2, 2016. During the nine month period ended October 1, 2016, the company generated $87.8 million in cash from operations and received $26.1 million in proceeds from stock option exercises. During the same nine month period, the company repurchased 1.5 million shares at total cost of $63.4 million and made $77.5 million in repayments on the Company’s line-of-credit.
2016 Financial Guidance
Masimo today is updating its 2016 financial guidance. Masimo now expects fiscal 2016 total revenues to be approximately $692 million, up from $689 million. Total fiscal 2016 product revenues are now expected to be approximately $661 million, up from $658 million, while royalty revenues expectations remain unchanged at approximately $31 million. Masimo now also expects its fiscal 2016 GAAP earnings per diluted share to be $2.13, up from $2.01. Masimo will provide additional financial information during the conference call today. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the company’s website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 1397285. After the live webcast, the call will be available on Masimo’s website through November 16, 2016. In addition, a telephonic replay of the call will be available through November 30, 2016. The replay dial-in numbers are (855) 859-2056 for domestic callers and +1 (404) 537-3406 for international callers. Please use reservation code 1397285.
About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and more recently, Pleth Variability Index (PVI®) and Oxygen Reserve Index (ORI™), in addition to SpO2, pulse rate and perfusion index (PI). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface. Masimo is also taking an active leadership role in mHealth with products such as the Radius-7™ wearable patient monitor and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2016 total, product and royalty revenues and GAAP earnings per diluted share; demand for our products; anticipated revenue and earnings growth; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow SET™ products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Investor Contact: Eli Kammerman	Media Contact: Irene Paigah
(949) 297-7077	(858) 859-7001
ekammerman@masimo.com	irenap@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI and ORI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	October 1, 2016	January 2, 2016
ASSETS
Current assets
Cash and cash equivalents	$125,988	$132,317
Accounts receivable, net of allowance for doubtful accounts	94,374	80,960
Inventories	67,047	62,038
Other current assets	37,213	23,827
Total current assets	324,622	299,142
Deferred cost of goods sold	83,066	71,718
Property and equipment, net	133,150	132,466
Intangible assets, net	29,816	27,556
Goodwill	20,252	20,394
Deferred tax assets	39,403	44,320
Other non-current assets	9,144	6,139
Total assets	$639,453	$601,735
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$32,232	$25,865
Accrued compensation	37,099	38,415
Accrued and other current liabilities	42,867	47,073
Deferred revenue	32,137	21,280
Total current liabilities	144,335	132,633
Long term debt	152,500	185,071
Other non-current liabilities	9,431	8,319
Total liabilities	306,266	326,023
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Common stock	50	50
Treasury stock	(404,276)	(340,873)
Additional paid-in capital	368,501	332,417
Accumulated other comprehensive loss	(5,019)	(4,739)
Retained earnings	373,931	288,560
Total Masimo Corporation stockholders’ equity	333,187	275,415
Noncontrolling interest	—	297
Total equity	333,187	275,712
Total liabilities and equity	$639,453	$601,735

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Revenue:
Product	$160,286	$144,603	$488,183	$439,572
Royalty	7,335	7,972	23,241	23,266
Total revenue	167,621	152,575	511,424	462,838
Cost of goods sold	57,499	50,343	171,954	154,600
Gross profit	110,122	102,232	339,470	308,238
Operating expenses:
Selling, general and administrative	57,845	59,607	184,244	182,072
Research and development	15,673	14,485	44,856	42,808
Total operating expenses	73,518	74,092	229,100	224,880
Operating income	36,604	28,140	110,370	83,358
Non-operating income (expense)	(546)	(1,050)	423	(2,022)
Income before provision for income taxes	36,058	27,090	110,793	81,336
Provision for income taxes	8,285	9,161	25,420	24,889
Net income including noncontrolling interest	27,773	17,929	85,373	56,447
Net loss attributable to the noncontrolling interest	—	1,396	—	2,752
Net income attributable to Masimo Corporation stockholders	$27,773	$19,325	$85,373	$59,199

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.56	$0.38	$1.73	$1.15
Diluted	$0.52	$0.36	$1.62	$1.10

Weighted-average shares used in per share calculations:
Basic	49,477	50,974	49,386	51,653
Diluted	53,565	53,686	52,837	53,946
The following table presents details of the stock-based compensation expense that is included in each functional line item in the condensed consolidated statements of operations (in thousands):

	Three Months Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Cost of goods sold	$122	$79	$269	$270
Selling, general and administrative	2,540	1,985	7,314	6,052
Research and development	827	639	2,110	1,810
Total	$3,489	$2,703	$9,693	$8,132

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)

	Nine Months Ended
	October 1, 2016	October 3, 2015
Cash flows from operating activities:
Net income including noncontrolling interest	$85,373	$56,447
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	12,355	11,603
Stock-based compensation	9,693	8,132
Loss on disposal of property, equipment and intangibles	478	423
Gain on deconsolidation of variable interest entity	(273)	—
Provision for doubtful accounts	127	506
Provision for deferred income taxes	5,002	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(13,525)	(5,048)
Increase in inventories	(5,092)	(3,755)
Increase in other current assets	(12,911)	(5,003)
Increase in deferred cost of goods sold	(11,278)	(1,007)
Increase in other non-current assets	(2,317)	(3,661)
Increase (decrease) in accounts payable	9,232	(4,179)
Decrease in accounts payable to related party	(1,092)	—
Decrease in accrued compensation	(810)	(1,436)
Increase (decrease) in accrued liabilities	862	(482)
Increase in deferred revenue	10,857	3,465
Increase (decrease) in other non-current liabilities	1,149	(272)
Net cash provided by operating activities	87,830	55,733
Cash flows from investing activities:
Purchases of property and equipment, net	(13,697)	(40,520)
Increase in intangible assets	(3,969)	(3,486)
Reduction in cash resulting from deconsolidation of variable interest entity	(763)	—
Net cash used in investing activities	(18,429)	(44,006)
Cash flows from financing activities:
Borrowings under line of credit	45,000	107,500
Repayments on line of credit	(77,500)	(42,500)
Debt issuance costs	(621)	—
Repayments of capital lease obligations	(72)	(81)
Proceeds from issuance of common stock	26,063	24,942
Payroll tax withholdings on behalf of employees for stock options	—	(472)
Repurchases of common stock	(68,218)	(130,157)
Issuance of equity by noncontrolling interest, net of equity issued	—	4
Net cash used in financing activities	(75,348)	(40,764)
Effect of foreign currency exchange rates on cash	(382)	(1,835)
Net decrease in cash and cash equivalents	(6,329)	(30,872)
Cash and cash equivalents at beginning of period	132,317	134,453
Cash and cash equivalents at end of period	$125,988	$103,581